UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE
2012 ANNUAL MEETING OF SHAREHOLDERS
OF SPARTAN MOTORS, INC.

On April 20, 2012, Spartan Motors, Inc. (the "Company") filed a proxy statement (the "Proxy Statement") for its 2012 Annual Meeting of Shareholders (the "Annual Meeting"), to be held on Wednesday, May 23, 2012, at 5:00 p.m., local time, at the Soar Room at AL!VE, 800 W. Lawrence Avenue, Charlotte, Michigan  48813. The Proxy Statement included a proposal to approve the Company's Stock Incentive Plan of 2012 (the "Plan").

On May 10, 2012, Institutional Shareholder Services ("ISS") published a proxy analysis and vote recommendation for the Company's Annual Meeting. The proposal to approve the Plan received an unfavorable recommendation from ISS because the Plan, as originally proposed, provided that a "change in control" of the Company (which generally results in an acceleration of vesting of awards granted under the Plan) was triggered upon shareholder approval of a sale of the Company or other change-in-control transaction, rather than the consummation of the transaction.  After consideration of the recommendation by ISS and the provisions of the Plan, the Board of Directors of the Company has amended the Plan to provide that a "change in control" for purposes of the Plan is triggered upon consummation of a sale of the Company or other change-in-control transaction, and not just the shareholder approval of such transaction.

The foregoing is a summary description of certain terms of the Plan, as amended, and is qualified in its entirety by reference to the full text of the Plan, as amended, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 15, 2012, with the Securities and Exchange Commission ("SEC").  Shareholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Plan, as amended, at the SEC's website (www.sec.gov) or at the Company's website (www.SpartanMotors.com).

Any vote "FOR" or "AGAINST" the Plan using the proxy materials previously furnished by the Company (or a beneficial owner's broker, bank, or other nominee) will continue to be counted as a vote "FOR" or "AGAINST" the Plan, as amended by the amendment described above. If any shareholder has already returned his or her properly executed proxy card or voted via the internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submitting a later dated proxy card, by casting a subsequent vote via the Internet, by attending the Annual Meeting and voting in person, or as otherwise described in the Proxy Statement. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote. If you would like to obtain proxy materials or have any questions, you should contact the Company at (517) 543-6400 or John.Bober@SpartanMotors.com.

This Supplement to the Proxy Statement is being released on or about May 15, 2012, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed "additional soliciting materials" within the meaning of the Securities Exchange Act of 1934, as amended.